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                                                                   EXHIBIT 9(a)

September 16, 1997

First Providian Life & Health Insurance Company Administrative Offices 520 Columbia Drive Johnson City, New York 13790

  RE: First Providian Life & Health Insurance Company Separate Account B--
      Opinion and Consent

To Whom It May Concern:

  This opinion and consent is furnished in connection with the filing of Post-Effective Amendment No. 7 (the "Amendment") to the Registration Statement on Form N-4, File No. 33-39946 (the "Registration Statement") under the Securi-ties Act of 1933, as amended (the "Act"), of First Providian Life & Health In-surance Company Separate Account B ("Separate Account B"). Separate Account B receives and invests premiums allocated to it under a flexible premium multi-funded annuity contract (the "Annuity Contract"). The Annuity Contract is of-fered in the manner described in the prospectus contained in the Registration Statement (the "Prospectus").

  In my capacity as legal adviser to First Providian Life & Health Insurance Company, I hereby confirm the establishment of Separate Account B pursuant to a resolution adopted by the Board of Directors of First Providian Life & Health Insurance Company for a separate account for assets applicable to the Annuity Contract, pursuant to the provisions of Section 46 of the New York In-surance Statutes. In addition, I have made such examination of the law in ad-dition to consultation with outside counsel and have examined such corporate records and such other documents as I consider appropriate as a basis for the opinion hereinafter expressed. On the basis of such examination, it is my pro-fessional opinion that:

  1. First Providian Life & Health Insurance Company is a corporation duly organized and validly existing under the laws of the State of New York.

  2. Separate Account B is an account established and maintained by First Providian Life & Health Insurance Company pursuant to the laws of the State of New York, under which income, capital gains and capital losses incurred on the assets of Separate Account B are credited to or charged against the assets of Separate Account B, without regard to the income, capital gains or capital losses arising out of any other business which First Providian Life & Health Insurance Company may conduct.

  3. Assets allocated to Separate Account B will be owned by First Providian Life & Health Insurance Company. The assets in Separate Account B at-tributable to the Annuity Contract generally are not chargeable with li-abilities arising out of any other business which First Providian Life & Health Insurance Company may conduct. The assets of Separate Account B are available to cover the general liabilities of First Providian Life & Health Insurance Company only to the extent that the assets of Separate Account B exceed the liabilities arising under the Annuity Contracts.

  4. The Annuity Contracts have been duly authorized by First Providian Life & Health Insurance Company and, when sold in jurisdictions authorizing such sales, in accordance with the Registration Statement, will consti-tute validly issued and binding obligations of First Providian Life & Health Insurance Company in accordance with their terms.

  5. Owners of the Annuity Contracts as such, will not be subject to any de-ductions, charges or assessments imposed by First Providian Life & Health Insurance Company other than those provided in the Annuity Con-tract.

  I hereby consent to the use of this opinion as an exhibit to the Amendment and to the reference to my name under the heading "Legal Matters" in the Pro-spectus.

                                          Very truly yours,

                                          /s/ Kimberly A. Scouller
                                          Assistant General Counsel